THIRD SUPPLEMENTAL INDENTURE

                              Dated as of November 27, 1996

                                         between

                          ROLLINS ENVIRONMENTAL SERVICES, INC.

                                     (the "Company")

                                           and

                        FIRST FIDELITY BANK, NATIONAL ASSOCIATION

                                     (the "Trustee")

                         Supplementing and amending that certain

                                        Indenture

                           Between the Company and the Trustee

                               Dated as of March 31, 1995

                                       Relating to

                              $13,839,000 Principal Amount

                                           of

                       7.75% Senior Unsecured Debentures Due 2005





       This Third Supplemental Indenture dated as of November 27, 1996 (the "Third Supplemental Indenture") between ROLLINS ENVIRONMENTAL SERVICES, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), having its principal executive offices at 2200 Concord Pike, One Rollins Plaza, Wilmington, Delaware 19803, and FIRST FIDELITY BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (herein called the "Trustee"), supplements and amends that certain Indenture between the Company and the Trustee dated as of March 31, 1995 (the "Indenture") relating to $13,839,000 Principal Amount of the Company's 7.75% Senior Unsecured Debentures Due 2005, as amended by the First Supplemental Indenture dated as of September 30, 1995 (the "First Supplemental Indenture") and the Second Supplemental Indenture dated as of September 30, 1996 (the "Second Supplemental Indenture").

       WHEREAS, Westinghouse Electric Corporation, as the holder of 100% in principal amount of the Securities, has consented to this Third Supplemental Indenture in accordance with Section 8.2 of the Indenture; and

       WHEREAS, the execution and delivery of this Third Supplemental Indenture have been and are in all respects duly and validly authorized by a resolution duly adopted by the Company;

       NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

       That the parties hereto, intending to be legally bound hereby and in consideration of the mutual covenants herein contained, DO HEREBY AGREE as follows:

                                        ARTICLE I

                                CONFIRMATION OF INDENTURE

Section 1.1. Confirmation of Indenture. Except as supplemented and amended hereby, the Indenture is hereby confirmed and reaffirmed in all particulars. The First Supplemental Indenture and Second Supplemental Indenture are hereby terminated and of no further force and effect. The Indenture shall be read, taken and construed as one and the same instrument, notwithstanding the date and time of execution and delivery of each instrument. Terms not otherwise defined herein shall have the meaning ascribed to them in the Indenture. Anything in the Indenture to the contrary notwithstanding, all provisions contained in this Third Supplemental Indenture shall take precedence over the provisions of the Indenture to the extent of any conflict between the two.

                                       ARTICLE II

                                   NEGATIVE COVENANTS

Section 2.1. Maintenance of Fixed Charges Coverage Ratio. Section 10.1 of the Indenture is hereby amended and restated to read as follows:

       "Section 10.1Maintenance of Fixed Charges Coverage Ratio.

       The Company will maintain the following Fixed Charges Coverage Ratio:

             Period Ending                     Ratio

             December 31, 1996                        0.65 : 1.00
             March 31, 1997                           0.80 : 1.00
             June 30, 1997                            1.10 : 1.00
             September 30, 1997                       1.25 : 1.00
             December 31, 1997 and thereafter         1.50 : 1.00

       Notwithstanding the definition of Fixed Charges Coverage Ratio in
Section 1.1, the ratio for any period ending on or before September 30, 1997 shall be computed for that fiscal quarter only, the ratio for December 31, 1997 shall be computed for the that fiscal quarter together with the immediately preceding fiscal quarter, and the ratio for March 31, 1998 shall be computed for that fiscal quarter together with the immediately preceding two fiscal quarters."

Section 2.1  Maintenance of Net Worth.

       Section 10.2 of the Indenture is hereby amended to replace
$160,000,000 with $145,000,000.  "Tangible Net Worth" for purposes of
Section 10.2 shall be calculated to exclude the effect of any extraordinary gain or loss occurring after June 30, 1996.


       IN WITNESS WHEREOF, FIRST FIDELITY BANK, NATIONAL ASSOCIATION and ROLLINS ENVIRONMENTAL SERVICES, INC. have caused this Third Supplemental Indenture to be duly executed by its authorized officers as of the day and year first above written.

                                        FIRST FIDELITY BANK,
                                           NATIONAL ASSOCIATION



                                        By:
                                               Title:

                                        ROLLINS ENVIRONMENTAL
                                           SERVICES, INC.



                                        By: /s/ John W. Rollins, Jr.
                                            Title: Sr. Vice Chairman of Board

       Westinghouse Electric Corporation, as the holder of 100% of the Securities, hereby approves and consents to the foregoing Third Supplemental Indenture.

                                        WESTINGHOUSE ELECTRIC
                                        CORPORATION



                                        By:
                                               Title: